                                                                    EXHIBIT 10.2

                                                                 Execution Draft










                            STOCK PURCHASE AGREEMENT

                                       FOR

                             NAHC OF TENNESSEE, INC.


                                     BETWEEN


                       NEW AMERICAN HEALTHCARE CORPORATION


                                     SELLER


                                       AND


                          CRAIG WATSON AND NEIL MCLEAN

                                      BUYER

                                TABLE OF CONTENTS

ARTICLE I.  PURCHASE AND SALE................................................1
         1.1   Purchase and Sale.............................................1
         1.2   Assets At Closing.............................................1
         1.3   Excluded Assets...............................................3
         1.4   Continuing Liabilities........................................3
         1.5   Excluded Liabilities..........................................4
         1.6   Delivery of Stock.............................................4
         1.7   Condition of Assets...........................................4

ARTICLE II. PURCHASE PRICE...................................................5
         2.1   Purchase Price................................................5
         2.2   Payment of Purchase Price.....................................5
         2.3   Taxes and Assessments; Prorations; Adjustments................6
         2.4   Closing Statements............................................6

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER........................6
         3.1   Organization, Corporate Power and Qualification...............6
         3.2   Capitalization of the Company.................................7
         3.3   Subsidiaries and Affiliates; Organization of Seller...........7
         3.4   Financial Statements..........................................7
         3.5   Absence of Undisclosed Liabilities............................8
         3.6   Absence of Certain Recent Changes.............................8
         3.7   Title to Assets...............................................9
         3.8   Real Property................................................10
         3.9   Contracts....................................................11
         3.10  Defaults.....................................................12
         3.11  Inventory....................................................12
         3.12  Receivables..................................................12
         3.13  Permits and Licenses.........................................13
         3.14  Bank Accounts................................................13
         3.15  Litigation...................................................13
         3.16  Court Orders, Decrees and Laws...............................13
         3.17  Taxes........................................................13
         3.18  Program Compliance...........................................14
         3.19  Reimbursement Matters........................................14
         3.20  Environmental Matters........................................14
         3.21  ERISA........................................................15
         3.22  Employee Matters.............................................16
         3.23  Insurance; Malpractice.......................................16
         3.24  Labor Matters................................................16
         3.25  Certain Representations With Respect to the Hospital.........17
         3.26  Books of Account; Reports....................................17

         3.27    Finders and Brokers..........................................17
         3.28    Authority; Binding Effect....................................17

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES OF BUYER.........................18
         4.1     Authority....................................................18
         4.2     Absence of Default...........................................18
         4.3     Finders and Brokers..........................................18
         4.4     Investment Representations...................................18

ARTICLE V.    COVENANTS OF PARTIES............................................19
         5.1     Preservation of Company's Business and Assets................19
         5.2     Absence of Material Change...................................19
         5.3     Access to Books and Records..................................19
         5.4     [Deleted]....................................................20
         5.5     Risk of Loss.................................................20
         5.6     Condemnation.................................................21
         5.7     Good Faith...................................................21
         5.8     Preserve Accuracy of Representations and Warranties..........21
         5.9     Maintain Books and Accounting Practices......................21
         5.10    Indebtedness; Liens..........................................21
         5.11    Compliance with Laws and Regulatory Consents.................21
         5.12    No Merger or Consolidation...................................22
         5.13    Maintain Insurance Coverage..................................22
         5.14    Medicare, Medicaid and Blue Cross Reporting..................22
         5.15    CDU Payments.................................................22
         5.16    [Deleted]....................................................23
         5.17    Performance..................................................23
         5.18    Tax Matters..................................................23
         5.19    COBRA Coverage...............................................26

ARTICLE VI.   DELETED.........................................................26

ARTICLE VII.  CLOSING.........................................................26
         7.1     Closing......................................................26
         7.2     Termination..................................................26

ARTICLE VIII. SELLER'S CONDITIONS TO CLOSE....................................27
         8.1     Representations and Warranties True at Closing; Compliance
                 with Agreement...............................................27
         8.2     Regulatory Approvals.........................................27
         8.3     No Action/Proceeding.........................................27
         8.4     Compliance with Article XI...................................27
         8.5     Order Prohibiting Transaction................................27
         8.6     Consent of Lender............................................28
         8.7     Completion of Exhibits.......................................28

ARTICLE IX.   BUYER'S CONDITIONS TO CLOSE.....................................28
         9.1     Representations and Warranties True at Closing; Compliance
                 with Agreement...............................................28
         9.2     No Loss, Damage or Destruction...............................28
         9.3     Regulatory Approvals.........................................28
         9.4     No Action/Proceeding.........................................28
         9.5     Compliance with Article X....................................28
         9.6     Order Prohibiting Transaction................................29
         9.7     Tail Insurance...............................................29
         9.8     Consent of Lender............................................29
         9.9     Employees....................................................29
         9.10    Completion of Exhibits.......................................29

ARTICLE X.    OBLIGATIONS OF SELLER AT CLOSING................................29
         10.1    Documents Relating to Stock..................................29
         10.2    Opinion of Counsel...........................................29
         10.3    Corporate Good Standing and Corporate Resolution.............29
         10.4    Closing Certificate..........................................30
         10.5    Taxes and Other Payments.....................................30
         10.6    Tail Insurance...............................................30
         10.7    Additionally Requested Documents; Post Closing Assistance....30

ARTICLE XI.   OBLIGATIONS OF BUYER AT CLOSING.................................30
         11.1    Purchase Price; Security Instruments.........................30
         11.2    [Deleted]....................................................30
         11.3    Opinion of Buyer's Counsel...................................31
         11.4    Closing Certificate..........................................31

ARTICLE XII.  SURVIVAL OF PROVISIONS AND INDEMNIFICATION......................31
         12.1    Survival.....................................................31
         12.2    Indemnification by Seller....................................31
         12.3    Indemnification by Company and Buyer.........................32
         12.4    Procedure for Indemnification................................32
         12.5    Limitations on Obligations...................................34

ARTICLE XIII. RESTRICTIVE COVENANTS...........................................34
         13.1    Covenant Not to Compete......................................34
         13.2    Enforceability...............................................35

ARTICLE XIV.  MISCELLANEOUS...................................................35
         14.1    Assignment...................................................35
         14.2    Other Expenses...............................................35
         14.3    Notices......................................................35
         14.4    Controlling Law..............................................36

         14.5     Headings.....................................................36
         14.6     Benefit......................................................37
         14.7     Partial Invalidity...........................................37
         14.8     Waiver.......................................................37
         14.9     Counterparts.................................................37
         14.10    Interpretation...............................................37
         14.11    Entire Agreement.............................................37
         14.12    Legal Fees and Costs.........................................37
         14.13    "Knowledge"..................................................38

                                  EXHIBIT INDEX

Exhibit No.            Exhibit Matter
-----------            --------------
1.2(1)                 Real Property
1.2(2)                 Equipment
1.2(8)                 Trade Names
1.3(2)-A               Logo
1.3(2)-B               Form of License Agreement
1.3(4)                 Excluded Assets
3.4                    Financial Statements
3.5                    Undisclosed Liabilities
3.6                    Recent Changes
3.7                    Permitted Liens; Security Interests of Record
3.8                    Real Property
3.9                    Contracts
3.10                   Defaults
3.12                   Receivables Outside Ordinary Course
3.14                   Bank Accounts
3.15                   Litigation
3.16                   Governmental Proceedings or Investigations
3.17A                  Tax Liens
3.17B                  Tax Examinations
3.19A                  Audit Status Schedule of Medicare Cost Reports
3.19B                  Claims by any Third-Party Payors
3.20                   Environmental Matters
3.21                   Employee Benefit Plans
3.22A                  List of Employees
3.22B                  List of Employee Benefits of Seller and Company
3.22C                  List of Ex-Employees utilizing or eligible to use continuation coverage (health insurance)
3.22D                  List of Company's full- and part-time employees who have
                       been terminated within 90 days before Closing
3.23                   Insurance; Malpractice
14.13                  List of Individuals with "Knowledge" of Seller's Business

                                    GLOSSARY

Section                Defined Term
-------                ------------
12.1                   Absolute Covenants
2.4                    Accountants
4.4                    Act
Page 1                 Agreement
1.2                    Assets
1.4                    Continuing Liabilities
Page 1                 Buyer
12.5(1)                Cap
5.15                   CDU
12.4(1)                Claim
7.1                    Closing
7.1                    Closing Date
3.22                   Code
Recital A              Company
5.18(8)                Consolidated Return Short Year
5.18(6)                Contest
1.4                    Continuing Liabilities
3.9                    Contracts
3.21(1)                ERISA
1.2(2)                 Equipment
1.3                    Excluded Assets
1.5                    Excluded Liabilities
2.4                    Final Closing Statement
3.4                    Financial Statements
Recital A              Hospital
12.4(1)                Indemnitee
12.4(1)                Indemnitor
1.2(3)                 Inventory
1.1                    Liens
1.3(2)                 Logo
Page 1                 McLean
2.1(2)                 Net Working Capital
13.1                   Noncompete Area
13.1                   Noncompete Period
12.4(1)                Notice
2.2(3)                 1 Year Note
3.7                    Permitted Liens
2.4                    Preliminary Closing Statement
2.1                    Purchase Price
1.4(2)                 PTO
2.2(2)                 Rate

1.2(1)                 Real Property
1.2(4)                 Receivables
Page 1                 Seller
5.18(8)                Separate Return Short Year
2.2(2)                 60 Day Note
Recital A              Stock
Page 1                 Watson

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement"), is made as of August 31, 1999, by and among NEW AMERICAN HEALTHCARE CORPORATION, a Delaware corporation ("SELLER"), NEIL G. McLEAN, an individual and resident of the State of Tennessee ("MCLEAN"), and CRAIG B. WATSON, an individual and resident of the state of Tennessee ("WATSON") (McLean and Watson are collectively, jointly and severally "BUYER").

                                R E C I T A L S:

         A. Seller owns all of the issued and outstanding capital stock (the "STOCK") of NAHC of Tennessee, Inc., d/b/a Delta Medical Center, a Tennessee corporation (the "COMPANY"). The Company operates a business in Memphis, Tennessee located at 3000 Getwell Drive, Shelby County, Tennessee, including a hospital comprised of 243 licensed medical/surgical beds, associated equipment and other hospital related businesses and programs (all of the above are collectively, the "HOSPITAL").

         B. Seller desires to sell and transfer the Stock to Buyer, and Buyer desires to purchase the same from Seller, subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual terms, covenants, agreements and conditions contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                          ARTICLE I. PURCHASE AND SALE

         1.1 Purchase and Sale. Seller agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, all right, title and interest in and to the Stock. Seller shall deliver to Buyer at Closing all stock certificates representing the Stock, duly endorsed for transfer or accompanied by duly executed stock powers. The Stock shall be delivered free and clear of all claims, liens, pledges, mortgages, restrictions, proceedings, charges, options, security interests, assessments, covenants, rights of first refusal and encumbrances of any kind (herein, "LIENS"), except as otherwise permitted herein.

         1.2 Assets At Closing. Except as provided in Section 1.3, at Closing the Company shall own or lease, all assets, tangible and intangible, real and personal, associated with the operation of the Hospital (collectively, the "ASSETS"), free and clear of all Liens other than the Permitted Liens (as defined in Section 3.7), which Assets shall include, without limitation, the following:

                  (1) All real estate owned by the Company comprising or owned in connection with the Hospital as described in Exhibit 1.2(1) (with leasehold items noted as such); including, without limitation, all interests in real property, including leaseholds, easements and improvements thereon, plants, fixed assets, buildings, structures, fixtures (including fixed machinery and fixed equipment) situated thereon or forming a part thereof and all appurtenances, easements and rights-of-way related thereto (collectively, the "REAL PROPERTY");

                  (2) All business, medical and other equipment, machinery, data processing hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property of every description and kind and all replacement parts therefor, wherever located, including but not limited to the items listed on Exhibit 1.2(2) (collectively, the "EQUIPMENT");

                  (3) All inventory of goods and supplies, including, but not limited to, disposables, consumables, office supplies, drugs and medical supplies (collectively, the "INVENTORY");

                  (4) All of the Company's patient accounts, notes and other receivables, including those from third party payors, Medicare and Medicaid, whether or not written off and whether recorded or unrecorded, including those with respect to all prior year and terminating cost reports (collectively, the "RECEIVABLES"); but expressly excluding all nonpatient accounts receivable owed to the Company and all accounts receivable related to all Medicare or Medicaid cost reports for all periods through April 30, 1999.

                  (5) All patient, medical, personnel, clinical and other records of the Hospital and all manuals, books and records, including personnel policies and manuals, and computer software;

                  (6) All licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises, and applications therefor, and all waivers, if any, pertaining thereto;

                  (7) All plans and surveys, including "as-built" plans, all plats, specifications, engineers' drawings, and architectural renderings and similar items relating to the Hospital, including, without limitation, those relating to utilities, easements and roads;

                  (8) All goodwill and other intangible assets including, but not limited to, all rights to use the name "Delta Medical Center," the other trade names listed on Exhibit 1.2(8) and derivatives thereof, but expressly excluding the name "New American Healthcare Corporation" and all derivatives thereof, and excluding the logo described in Section 1.3(2) below;

                  (9) The Company's rights and interests under the Contracts (as defined in Section 3.9);

                  (10) All assets reflected on the Financial Statements, as defined in Section 3.4, and additions thereto through the Closing (as defined in Section 7.1) less deletions therefrom sold or consumed in the ordinary course of business;

                  (11) All insurance proceeds arising in connection with damage to the Assets prior to Closing, to the extent not expended for the repair and restoration of the Assets;

                  (12) All other property, other than Excluded Assets, of every kind, character or description owned by the Company and used or held for use in the business of the Hospital, whether or not reflected on the Financial Statements, wherever located.

         1.3 Excluded Assets. The Assets shall expressly exclude those items described in this Section 1.3 (the "EXCLUDED ASSETS"). Prior to conveyance of the Stock, Company shall transfer to Seller the Excluded Assets. All tangible Excluded Assets shall be removed from the Assets, without damage or defacement to the Assets, by Seller prior to Closing. The Excluded Assets shall be comprised of the following:

                  (1) All cash, money market accounts, investment accounts, other accounts, certificates of deposit and other investments of the Company;

                  (2) All rights in the name "New American Healthcare Corporation," "NAHC" and all derivatives thereof, and all rights to the logo described on Exhibit 1.3(2)-A attached hereto (the "LOGO"); provided, however, that Seller shall license to the Company for a period of one hundred eighty
(180) days following Closing certain limited rights to use the Logo and the right to include "NAHC" in its corporate name pursuant to the terms of a License Agreement in the form attached hereto as Exhibit 1.3(2)-B;

                  (3) All nonpatient accounts receivable owed to the Company as of the Closing and all accounts receivable related to all Medicare or Medicaid cost reports for all prior years ending through April 30, 1999; and

                  (4) Those items listed on Exhibit 1.3(4).

         1.4 Continuing Liabilities. At Closing, Company will retain and continue to pay or perform, as the case may be, only the following (collectively, the "CONTINUING LIABILITIES"):

                  (1) All obligations accruing after Closing with respect to the Company's contracts, agreements, purchase orders, instruments and leases;

                  (2) All accrued compensation, vacation time, compensatory time/paid time off ("PTO"), holiday time and build up of sick leave, together with all related taxes and tax withholding payable or held with respect thereto, for the Company's employees who remain employees of the Company after Closing, which was accrued or accumulated prior to Closing;

                  (3) All amounts payable under the Medicare or Medicaid reimbursement programs applicable to cost reports for services rendered after April 30, 1999, the most recently filed cost report but prior to the Closing, to the extent properly recorded on the Company's Financial Statements; and

                  (4) All Current Liabilities, to the extent included in the calculation of Net Working Capital, pursuant to Section 2.1(2) below.

         1.5 Excluded Liabilities. Immediately prior to conveyance of the Stock, Seller shall satisfy and release or Company shall transfer to Seller and Seller shall assume responsibility from and after Closing for the following (collectively, the "EXCLUDED LIABILITIES"):

                  (1) Any intercompany payables; and

                  (2) All liabilities, indebtedness, commitments, taxes, assessments, claims, obligations and responsibilities of any kind whatsoever of the Company arising from its operations prior to Closing, including, but not limited to, malpractice claims or suits and scheduled or unscheduled liabilities of any kind whatsoever, except as expressly included in the Continuing Liabilities.

         1.6 Delivery of Stock. Seller shall deliver to Buyer at Closing all stock certificates representing the Stock, duly endorsed for transfer or accompanied by duly executed stock powers. The Stock will be conveyed to Buyer fully paid and nonassessable with good and valid title, free and clear of all Liens, except as described herein, including all amounts due and payable for federal, state and local transfer taxes.

         1.7 Condition of Assets. Other than with respect to representations and warranties expressly provided herein, Buyer accepts the condition of the Assets at Closing "AS IS," WITH NO WARRANTY, EXPRESS OR IMPLIED, AND EXPRESSLY EXCLUDED ARE THE WARRANTIES OF HABITABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE, ALL OF WHICH SELLER HEREBY DISCLAIMS. All of the Assets shall further be subject to normal wear and tear in the ordinary course of business up to the Closing Date. Without limiting the foregoing, Buyer acknowledges that (i) all Year 2000 Compliance efforts of Seller with respect to the Assets will terminate on the Closing Date; (ii) notwithstanding anything to the contrary contained herein, Seller makes no representation or warranty regarding Year 2000 Compliance with respect to any of the Assets; and (iii) Buyer assumes all liability with respect to Year 2000 Compliance relating to the Assets. As used herein, the term "Year 2000 Compliance" includes the ability to perform any of the following functions: (i) to consistently handle date information before, at and after January 1, 2000, including accepting date input, providing date output, and performing calculations on dates or portions of dates; (ii) to function accurately without interruption (or disruption of other software or systems) before, at and after January 1, 2000, without any change in operations associated with the advent of the new century; (iii) to respond to two-digit date input in a way that resolves any ambiguity as to century; and (iv) to store and provide output of date information in ways that are unambiguous as to century.

                           ARTICLE II. PURCHASE PRICE

         2.1 Purchase Price. Subject to the terms and conditions hereof, the purchase price (the "PURCHASE PRICE") will be payable by Buyer to Seller for the Stock as provided below and shall be an amount derived in the following manner:

                  (1) One Million Dollars ($1,000,000.00);

                  (2) PLUS the amount of Net Working Capital at Closing. The term "NET WORKING CAPITAL" shall mean the result of the following: PLUS Current Assets, as reflected on the Financial Statements of the Company as of the Closing (net of Excluded Assets, as defined herein, and for purposes of this calculation, all accounts receivable included in the Current Assets purchased shall be valued at 90% and said valuation shall be used on the Preliminary Closing Statement and the Final Closing Statement), MINUS Current Liabilities, as reflected on the Financial Statements of the Company as of the Closing (net of Excluded Liabilities) and any other balance sheet liability assumed (the "PURCHASE PRICE"). Seller agrees that the Company's accounts payable at Closing shall not exceed Seven Hundred Thousand Dollars ($700,000.00), based on Seller's reasonable estimates at Closing;

                  (3) MINUS, a credit against the Purchase Price equal to Two Hundred Fifty Thousand Dollars ($250,000.00) for sick leave benefits payable which are not recorded on the balance sheet.

         2.2 Payment of Purchase Price. The Purchase Price shall be payable as follows:

                  (1) One Hundred Thousand Dollars ($100,000.00) payable at Closing in immediately available funds;

                  (2) a promissory note (the "60 DAY NOTE") in the original principal amount of Two Million Dollars ($2,000,000.00), which (i) shall accrue interest at a rate (the "RATE") equal to two percent (2%) over the prime rate (as published in The Wall Street Journal) (said Rate to adjust whenever there is an adjustment in said prime rate), (ii) shall be payable in full sixty (60) days after the date of said 60 Day Note, and (iii) shall be secured by a pledge of a certificate of deposit(s) from Buyer in the aggregate amount of Four Hundred Thousand Dollars ($400,000.00), a guaranty by the Company, and by a security interest in all of the Company's accounts receivable;

                  (3) a second promissory note (the "1 YEAR NOTE") for the balance of the Purchase Price, which (i) shall accrue interest at the Rate, (ii) shall be payable in full on the first anniversary of the date of said 1 Year Note, and (iii) shall be secured by a pledge of the Stock, and a lien on all of the Assets (plus any replacement or additions to the Assets) other than the Company's accounts receivable.

         2.3 Taxes and Assessments; Prorations; Adjustments. To the extent not included as a reduction of Net Working Capital, Seller shall pay or credit on the Purchase Price the amount of all delinquent real estate and personal property taxes, including penalties and interest, and all special assessments that are a lien as of the day of Closing, both current and reassessed and whether due or to become due.

         2.4 Closing Statements. The adjustments specified in Sections 2.1 and 2.3 shall be estimated by the parties hereto in good faith at the Closing based on the most current interim financial statements with provisional adjustments as shall be mutually agreed upon and shall be called the "PRELIMINARY CLOSING STATEMENT". No later than one hundred twenty (120) days after the Closing, the parties hereto shall prepare the "FINAL CLOSING STATEMENT" reflecting the items listed above determined in accordance with generally accepted accounting principles on an accrual basis applied consistently with prior periods (subject to the terms of this Agreement). As part of the preparation of the Final Closing Statement, Buyer and Seller shall prepare a cost report for the four (4) month period ending August 31, 1999 for use in calculating the adjustments to the Purchase Price described in Sections
2.1 and 2.3 above. Adjustments made after the Closing based on the Final Closing Statement shall be payable by an adjustment to the 1 Year Note, which the parties agree to complete on or before the tenth day following the day the Final Closing Statement is agreed upon. If Buyer and Seller are unable to agree upon said Final Closing Statement within one hundred twenty (120) days after Closing, then they shall submit their dispute to Ernst & Young, Nashville, Tennessee (the "ACCOUNTANTS"), and the Accountants shall make such determination which determination shall be final and binding on the parties hereto for the purpose of this Agreement, and Buyer and Seller shall each pay one-half the cost of the Accountants.

              ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer, which representations and warranties shall be true and correct on the date hereof, and at Closing, as follows:

         3.1 Organization, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has full corporate power and authority and all material authorizations, licenses and permits necessary to own, lease and operate its properties and assets and to carry on its business as and where it is now being conducted, to enter into this Agreement. The Company is duly qualified to do business and is in good standing in the State of Mississippi. No jurisdiction where the Company is not presently qualified as a foreign corporation has made any written assertion that the Company's business or ownership of property makes qualification as a foreign corporation in such jurisdiction necessary. A true, accurate and complete copy of the Company's Charter and all amendments thereto as of the date hereof and a copy of the Company's bylaws, as amended to the date hereof (both certified by the Secretary of the Company), have been previously provided to Buyer. The Company is not in default under or in violation of any provision of its Charter or bylaws.

         3.2 Capitalization of the Company. The authorized capital stock of the Company consists of 1,000 shares of no par value voting common stock, of which as of the date hereof, 1,000 shares have been duly authorized by all necessary corporate action on the part of the Company, are validly issued and outstanding, fully paid and non-assessable and all of which are owned beneficially and of record by Seller. No assessments have been made with respect to such stock which have not been fully satisfied. There are no other authorized or outstanding or authorized equity securities of the Company of any class, kind or character, and there are no outstanding rights, contracts, rights to subscribe, conversion rights, exchange rights, warrants, options, calls, puts or other agreements or commitments of any character relating to the capital stock of the Company or any securities convertible or exchangeable or exercisable for any shares of stock of any class of capital stock of the Company. At Closing, the Stock shall be subject to no pledge or other Lien other than Permitted Liens. No shares of the capital stock of the Company are reserved for any purpose; there are no preemptive or similar rights with respect to the issuance, sale or other transfer (whether present, past or future) of the capital stock of the Company and there are no agreements or other obligations (contingent or otherwise) which may require the Company to issue, repurchase or otherwise acquire any shares of its capital stock or any other securities. There are no outstanding or authorized stock appreciation/phantom stock or similar rights with respect to the Company. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting stock of the Company.

         3.3 Subsidiaries and Affiliates; Organization of Seller. At the Closing, the Company will have no direct or indirect ownership interest in, by way of stock ownership or otherwise, any corporation, association or business enterprise. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware.

         3.4 Financial Statements. Exhibit 3.4 consists of the Company's unaudited financial statements, including balance sheet and statement of operations for the fiscal year ended March 31, 1999 (including, for comparative purposes, income statement figures for the fiscal year ended March 31, 1998), and the unaudited four (4) month interim period ending July 31, 1999 (herein collectively called "FINANCIAL STATEMENTS"). The Financial Statements present fairly in all material respects the financial condition of the Company as at the respective dates thereof and the results of operations for the periods ended at the respective dates thereof, prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved and with prior periods.

         3.5 Absence of Undisclosed Liabilities. Except for (i) liabilities disclosed in Exhibit 3.5, (ii) liabilities reflected or reserved against in the Financial Statements, or (iii) commitments and obligations incurred in the ordinary course of business accruing after the date of the most recent Financial Statement, the Company had, or will have at Closing, no material liabilities, claims or obligations.

         3.6 Absence of Certain Recent Changes. Except as expressly provided in this Agreement or as set forth on Exhibit 3.6 since the date of the most recent Financial Statements, and through the Closing Date, the Company has not and will not have:

                  (1) except in the usual and ordinary course of its businesses, consistent with past practice, and in an amount which is usual and normal, both individually and in the aggregate or as otherwise contemplated by this Agreement, incurred, any material indebtedness or other liabilities (whether accrued, absolute, contingent or otherwise), guaranteed any indebtedness or sold any of its assets;

                  (2) suffered any damage, destruction or loss, whether or not covered by insurance, in excess of Fifty Thousand Dollars ($50,000.00);

                  (3) increased the regular rate of compensation payable by it to any employee or any physician other than normal merit and cost of living increases granted in the ordinary course of business; or increased such compensation by bonus, percentage, compensation service award or similar arrangement theretofore in effect for the benefit of any of its employees, and no such increase is required except for increases made in the ordinary course of business;

                  (4) established or agreed to establish, amended or terminated any pension, retirement or welfare plan or arrangement for the benefit of its employees not theretofore in effect;

                  (5) suffered any material adverse change in its financial condition, assets, liabilities, operations, or business;

                  (6) experienced any material labor organizational efforts, strikes or complaints other than grievance procedures in the ordinary course of business or entered into any collective bargaining agreements with any union;

                  (7) except with respect to Liens arising by operation of law or conditional sales or similar security interest granted in connection with the purchase of equipment or supplies, permitted or allowed any of its assets (real, personal or mixed, tangible or intangible) to be subjected to any additional Lien of any kind;

                  (8) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than in the usual and ordinary course of business;

                  (9) suffered any extraordinary losses, canceled any material debts, or waived any claims or rights of substantial value, whether or not in the usual and ordinary course of business;

                  (10) paid, lent or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with any of the officers or directors of the Company, or of any "affiliate" or "associate" of any of its officers or directors (as such terms are defined in the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended), except for reimbursement of ordinary and reasonable business expenses related to the business of the Company;

                  (11) amended, terminated or otherwise altered (whether by action or inaction) any material contract, agreement or license of significant value to which the Company is a party, except in the ordinary course of business;

                  (12) entered into a material transaction other than in the ordinary course of business, or made any change in any method of accounting or accounting practice;

                  (13) canceled, or failed to continue, insurance coverages; or

                  (14) agreed to take any action described in this Section 3.6.

         3.7 Title to Assets. Except as disclosed in Exhibit 3.7, or disclosed elsewhere in this Agreement, the Company will have at Closing, good and marketable title to its property and assets, as reflected in the Financial Statements or acquired by the Company subsequent to the date of the most recent Financial Statements, subject to no Lien, except the following (collectively the "PERMITTED LIENS"):

                  (1) property and assets sold or otherwise disposed of subsequent to such date in the ordinary course of business or as otherwise contemplated by this Agreement,

                  (2) liens in respect of unpaid taxes and interest and penalties thereon as reflected in the Financial Statements not yet due and payable or being contested in good faith by appropriate proceedings,

                  (3) liens in respect of pledges or deposits under worker's compensation, unemployment insurance, social security and public liability laws and other similar legislation,

                  (4) liens imposed by law, such as carriers', warehousemen's or mechanics' liens incurred in good faith in the ordinary course of business,

                  (5) liens set forth in the Financial Statements as securing specified debts or otherwise described in Exhibit 3.7,

                  (6) any Lien approved in writing by Buyer,

                  (7) such imperfections of title and other encumbrances, if any, which do not in the aggregate materially detract from the value or interfere with the use of their properties or otherwise materially impair their business operations,

                  (8) Certain liens in favor of Toronto Dominion (Texas), Inc., as Agent for Seller's primary lender group, which shall be released as to the Receivables upon payment in full of the 60 Day Note and as to the remainder of the Assets upon payment in full of the 1 Year Note, and

                  (9) Liens securing the 60 Day Note and the 1 Year Note.

None of the Assets consisting of owned Real Property are subject to mortgage or other encumbrance or charge other than those encumbrances described in Exhibit
3.7. The owned personal property included in the Assets is subject to no Liens except the security interests of record set forth on Exhibit 3.7.

         3.8      Real Property.  Except as disclosed on Exhibit 3.8:

                  (1) The Company enjoys peaceful and undisturbed possession of its Real Property. To the best of Seller's knowledge, the use of the Real Property by the Company does not currently violate any existing zoning, building or use statutes, rules, ordinances or regulations of any federal, state, county or local entity, authority or agency the violation of which would have a material adverse effect on its respective assets or the business of such entity as it is presently conducted. Neither the Company nor Seller has received any written notice of any violation of any law, zoning ordinance or regulation affecting the Real Property and neither has received any written notice of nor has any actual knowledge of or information as to any existing or condemnation or other legal action of any kind involving the Real Property which may materially and adversely affect the value of its respective Real Property.

                  (2) Seller does not know of any building, use or deed restrictions relating to the Real Property that are not of public record.

                  (3) To the best of Seller's knowledge, there are no unrecorded easements relating to the Real Property known to Seller, or special assessments or proposed special assessments of which written notice has been given relating to the Real Property, and no federal, state or local taxing authority has asserted any tax deficiency, lien or assessment against the Real Property which has not been paid.

                  (4) There are no outstanding accounts payable or mechanics' liens or rights to claim a mechanic's lien in favor of any contractor, materialman, laborer or any other person in connection with any portion of the Real Property which are past due or are not otherwise being contested in good faith by appropriate proceeding.

                  (5) The Company has rights of ingress and egress from the Real Property which are adequate for the purposes for which the Real Property currently is used. All service utilities, including gas, water, electricity, telephone and sewer, are presently available and serving the Real Property in an adequate manner for its current use.

         3.9 Contracts. Exhibit 3.9 is a list of each contract, lease, agreement and other instrument to which the Company is a party or is bound which involves an unperformed commitment or obligation (contingent or otherwise) of more than Fifty Thousand Dollars ($50,000.00) in the aggregate (herein, the "CONTRACTS"). Except as noted in such Exhibit, all such Contracts are in full force and effect, there has been no cancellation or written notice of any threatened cancellation thereof, and there are no outstanding disputes thereunder. Except as noted in Exhibit 3.9, there are no employment agreements or other agreements to which the Company is a party or by which the Company is bound that contain any severance or termination pay liabilities or obligations. Except as described in Exhibit 3.9 or the other Exhibits hereto (and except for purchase contracts and orders for inventory in the ordinary course of business consistent with past practice), the Company is not, as of the date of this Agreement, a party to or bound by any:

                  (1) employee collective bargaining agreement or other contract with any labor union;

                  (2) covenant not to compete;

                  (3) (i) lease or similar agreement under which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) the Company is a lessor or sublessor of any tangible personal property owned by the Company, (ii) continuing contract for the future purchase of materials, supplies or equipment, or (iii) management, service, consulting or other similar type of contract, in any such case which has a future liability in excess of One Hundred Thousand Dollars ($100,000.00), and which is not terminable by the Company for a cost of less than Fifty Thousand Dollars ($50,000.00);

                  (4) agreement or contract under which the Company has borrowed or lent any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed indebtedness, liabilities or obligations of others for an amount in excess of Fifty Thousand Dollars ($50,000.00) (other than (i) endorsements for the purpose of collection in the ordinary course of business, (ii) agreements or contracts between the Company and Seller, and (iii) advances to employees of the Company in the ordinary course of business);

                  (5) mortgage, pledge, security agreement, deed of trust or other document granting a lien (including liens upon properties acquired under conditional sales, capital leases or other title retention or security devices but excluding operating leases) other than Permitted Liens;

                  (6) other agreement, contract, lease, license, commitment or instrument to which the Company is a party or by or to which the Company or any of its assets or businesses are bound or subject which has an aggregate future liability in excess of Ten Thousand Dollars ($10,000.00) and is not terminable by the Company for a cost of less than Ten Thousand Dollars ($10,000.00); or

                  (7) any agreement, contract, understanding or business venture with any physician, other provider or any other person which knowingly violates the Medicare/Medicaid Fraud and Abuse amendments or any regulations thereunder adopted by the U.S. Department of Health and Human Services.

         3.10 Defaults. Except as disclosed in Exhibit 3.10 or otherwise in this Agreement, the Company is not in material default under, nor has any event occurred which, with the lapse of time or action by a third party, could result in a default by the Company under, any of its outstanding indentures, mortgages, contracts, instruments or agreements to which the Company is a party or by which the Company may be bound or under any provision of the Charter or bylaws of the Company. Except as disclosed in Exhibit 3.10, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not: (i) violate any provision of, or result in the breach of, or constitute a material default under, any law the violation of which would result in a significant liability to the Company, or any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal; (ii) constitute a violation of or a material default under, or a conflict with, any term or provision of the Charter or bylaws of the Company;
(iii) violate any contract, commitment, indenture, lease, instrument or other agreement, or any other restriction of any kind to which the Company is a party or it or its assets is bound; or (iv) give any party thereunder grounds to cause (with or without notice, the passage of time or both) the maturity of any liability or obligation of the Company to be accelerated, or increase any such liability or obligation.

         3.11 Inventory. Substantially all Inventory (not disposed of in the ordinary course), consists of a quality and quantity generally usable and saleable in the ordinary course of business.

         3.12 Receivables. Except as set forth in Exhibit 3.12, all Receivables shown on the Financial Statements and all those arising since the date of the most recent Financial Statements, have arisen in the ordinary course of business.

         3.13 Permits and Licenses. The Company holds all material permits, licenses or similar authorizations necessary with respect to the operation or ownership of the Hospital. The Company is not required to obtain any additional permits, licenses or similar authorizations (including, without limitation, any additional certificates of need) from any governmental authority for the proper conduct of its business as currently conducted or to become a member of or accredited by any association or governmental authority.

         3.14 Bank Accounts. Exhibit 3.14 is a true and complete list as of the date hereof of all banking institutions in which the Company has accounts, plus the account numbers thereof.

         3.15 Litigation. Except as set forth in Exhibit 3.15: (i) there is no litigation, arbitration, governmental claim, investigation or proceeding pending or threatened in writing against the Company at law or in equity, before any court, arbitral tribunal or governmental agency; (ii) there are no facts known to Seller on which material claims may be hereafter made against the Company which are not covered by insurance assuming the same insurance programs presently in effect are maintained after the Closing; and (iii) all currently pending claims and litigations against the Company are fully covered by insurance subject to applicable deductibles.

         3.16 Court Orders, Decrees and Laws. There is no outstanding or threatened in writing any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting the Company or any of its assets which would significantly interfere with its ability to conduct its businesses as presently conducted. The Company is in substantial compliance with all applicable federal, state and local laws, regulations and administrative orders which are material to the business of the Company, and the Company has received no written notices of alleged violations thereof except as disclosed herein. Except as set forth in Exhibit 3.16, to the best of Seller's knowledge, no governmental authorities are presently conducting proceedings against the Company and no such investigation or proceeding is pending or been threatened in writing.

         3.17 Taxes. All federal, state and other tax returns of the Company required by law to be filed have been filed, and the Company has paid or accrued on the balance sheets included in the Financial Statements (including taxes on properties, income, franchises, licenses, sales and payrolls) which are shown to be due on or have become due pursuant to such returns or pursuant to any assessment, except for any taxes and assessments of which the amount, applicability or validity is currently being contested in good faith by appropriate proceedings and with respect to which the Company has set aside on its books adequate reserves. All such tax returns have been prepared in compliance with all applicable laws and regulations. Except as otherwise disclosed in this Agreement or disclosed in Exhibit 3.17A, there are no tax liens on any of the property of the Company, except those with respect to taxes not yet due and payable and except for any taxes and assessments of which the amount, applicability or validity is currently being contested in good faith by appropriate proceedings. Except as otherwise disclosed in this Agreement or disclosed in Exhibit 3.17B, there are no pending tax examinations of which

Seller has knowledge, nor has the Company received a revenue agent's report asserting a tax deficiency. Seller has no knowledge of any basis for any taxing authority to claim or assess any amount of additional taxes against the Company. The Company has withheld from each payment made to employees of the Company the amount of all taxes (including, but not limited to, federal, state and local income taxes and Federal Insurance Contribution Act taxes) required to be withheld therefrom and all amounts customarily withheld therefrom, and has set aside all other employee contributions or payments customarily set aside with respect to such wages and have paid or will pay the same to, or have deposited or will deposit such payment with, the proper tax receiving officers or other appropriate authorities. The Company has not been a member of an affiliated group (as defined in ss.1504(a) of the Code) other than one of which Seller is the common parent. The Company is not a party to or bound by any tax sharing agreement and does not have any current or potential contractual obligation to indemnify any other person with respect to taxes.

         3.18 Program Compliance. To the best of Seller's knowledge, the Company is not a party to any agreement or contract which violates the Medicare/Medicaid Fraud and Abuse amendments (42 USC 1320a-7b(b)) or any regulations thereunder adopted by the U.S. Department of Health and Human Services as currently in force and interpreted.

         3.19 Reimbursement Matters. Copies of all Medicare and Medicaid Cost Reports filed by the Company either not audited by the fiscal intermediary or audited and not formally settled have been made available to Buyer. A schedule setting forth the audit status of such Medicare Cost Reports is set forth in Exhibit 3.19A. The amounts set up as provisions for Medicare and Medicaid adjustments and adjustments by any other third-party payors on the Financial Statements are sufficient to pay any amounts for which the Company or any of its subsidiaries may be liable. Seller does not know of any basis for any claims against the Company by any third-party payors other than routine Medicare and Medicaid audit adjustments except as identified in Exhibit 3.19B or identified in the Financial Statements or otherwise disclosed herein.

         3.20 Environmental Matters. Except as disclosed on (i) the Asbestos Survey of the 1972, 1974 and 1981 Additions relating to Eastwood Hospital, Inc., prepared by Williams & Associates, Inc., dated March 7, 1996; (ii) the Soil Sampling & Analysis dated August 30, 1988, prepared by Mid South Operations Environmental Engineering Division of Certified Engineering & Testing Co., Inc.;
(iii) Service Order Agreement VacuTract Leak Detection including test report dated June 26, 1996, prepared by Tanknology; (iv) Environmental Audit with Additional Requested Services for Eastwood Medical Center dated April 21, 1997 prepared by Williams & Associates, Inc.; or (v) Exhibit 3.20:

                  (1) All material federal, state and local permits, licenses and authorizations required for the current use and operation of the Real Property have been obtained and are presently in effect.

                  (2) None of the Real Property has been used by the Company (and to the actual knowledge of Seller, by any other person or entity at any time) to handle, treat, store or dispose of any hazardous or toxic waste or substance, nor is any of the Real Property, including all soils, groundwaters and surface waters located on, in or under the Real Property, known to be contaminated with pollutants or other substances which contamination may give rise to a clean-up obligation under any federal, state or local law, rule, regulation or ordinance, including, but not limited to, the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 USC 9601 et seq, and the common law.

                  (3) To the best knowledge of Seller, all underground tanks located in, on or under any Real Property are in a state of good condition; have not leaked; nor are presently leaking any of the contents which they have held or presently hold.

                  (4) There are no outstanding violations or any consent decrees entered against the Company regarding environmental and land use matters, including, but not limited to, matters affecting the emission of air pollutants, the discharge of water pollutants, the management of hazardous or toxic substances or wastes, or noise as those laws are in force and applied and interpreted by courts and regulatory authorities at the time of or prior to the Closing Date.

                  (5) There are no violations threatened in writing with respect to any federal, state or local environmental law, rule, regulation, ordinance, permit, license or authorization, and there are no present discussions by the Company with any federal, state or local governmental agency concerning any alleged violation of environmental laws, rules, regulations, ordinances, permits, licenses or authorizations as those laws are in force and applied and interpreted by courts and regulatory authorities as the time of or prior to the Closing Date.

                  (6) All operations conducted by the Company on the Real Property have been and are in substantial compliance with all federal, state and local statutes, rules, regulations, ordinances, permits, licenses and authorizations relating to environmental compliance and control as those laws are in force and applied and interpreted by courts and regulatory authorities at the time of or prior to the Closing Date.

         3.21     ERISA.

                  (1) Except as listed in Exhibit 3.21, the Company does not maintain any "employee benefit plans", as such term is defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other plan or similar arrangement, written or otherwise, which provides any type of welfare benefit any of their directors, employees, or former employees. Neither Seller nor the Company maintains an "employee pension benefit plan" as defined under ERISA. Buyer acknowledges that the Company will cease to be able to participate in certain of these plans, including the New American Healthcare Corporation 401(K) Plan, once the Company is no longer a subsidiary of Seller.

                  (2) With respect to all of the plans listed in Exhibit 3.21, the Company has delivered to Buyer true and exact copies of (i) all plan documents embodying the provisions of such plans, together with all amendments thereto, (ii) all summary plan descriptions and summaries of material modifications pertaining thereto, (iii) copies of the most recent Internal Revenue Service determination letters, if any, relating to such plans, (iv) copies of all contract administration agreements between Seller or the Company and third party administrators, (v) copies of all participant-related forms currently in use in connection with such plans including, without limitation, salary reduction agreements and beneficiary designations and (vi) participant-specific claims history for any "welfare benefit plan" (within the meaning of Section 3(1) of ERISA that has been in existence during any part of the Company's ownership of the Hospital.

                  (3) No "prohibited transaction", as such term is defined under
Section 4975(c) of the Code or under Section 406 of ERISA, and the respective regulations thereunder, has occurred or is occurring with respect to any "employee benefit plan" maintained by the Company or with respect to any trustee or administrator thereof.

         3.22 Employee Matters. Included as Exhibit 3.22A is a list of all employees of the Company (or employees of Seller based at the Hospital, if any) whose total annual compensation (including bonuses) in the last twelve (12) months was in excess of Fifty Thousand Dollars ($50,000.00), together with their annual rates of compensation. Except as identified on Exhibit 3.9, no written employment agreement to which Seller or the Company is a party requires longer than a four-week notice before termination or agreement to lend to or guarantee any loan to an employee or an agreement relating to a bonus, severance pay or similar plan, agreement, arrangement or understanding. Exhibit 3.22B is a list of employee benefits of Seller and the Company. Exhibit 3.22C sets forth all ex-employees of Company utilizing or eligible to use continuation coverage (health insurance). Exhibit 3.22D sets forth a complete list of all of Company's full and part time employees who have been terminated within ninety (90) days before Closing.

         3.23 Insurance; Malpractice. Exhibit 3.23 is a list of all policies of fire, general liability, professional liability, product liability, environmental impairment liability, worker's compensation, health and other forms of insurance policies or binders currently in force insuring against risks of the Company. All insurance policies or binders of the Company are valid, outstanding and enforceable and will continue to be valid, binding and enforceable until the consummation of the transactions contemplated by this Agreement assuming all premiums which become due after the date hereof are paid in full when due. Buyer acknowledges that the coverages described on Exhibit
3.23 will terminate with respect to the Company as of the Closing Date, except for the "tail" insurance coverage described in Section 5.13.

         3.24 Labor Matters. There are no collective bargaining agreements with any labor union to which Seller or the Company is a party or by which Seller or the Company is bound, and they are not currently negotiating with a labor union. To the best of Seller's knowledge, no employees of Seller or the Company have ever petitioned for a representation election. The Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There is no known unfair labor practice complaint against Seller or the Company currently pending before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage actually pending or, to Seller's knowledge, threatened against or affecting Seller or the Company. No employee grievance which might have a material adverse effect on Seller or the Company or the conduct of their businesses nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no written claim therefor exists. The Company has not experienced any employee strikes during the last three (3) years. Seller will advise Buyer of any material labor dispute, petition for representative election or negotiations with any labor union which shall arise before the Closing Date. Except as may be required by ss.4980B of the Code or applicable state health care continuation coverage statutes, the Company has no liability under any plan or arrangement which provides welfare benefits, including medical and life insurance, to any current or future retiree or terminated employee.

         3.25 Certain Representations With Respect to the Hospital. The Hospital is duly accredited as a general hospital by the Joint Commission on Healthcare Organizations. The Hospital is qualified for participation in the Federal Medicare Program.

         3.26 Books of Account; Reports. The books of account of the Company in reasonable detail, accurately and fairly reflect its transactions and the disposition of its assets. The Company has filed all reports and returns required by any law or regulation to be filed by it other than those, the failure to file will not have a material adverse effect on the business of the Company.

         3.27 Finders and Brokers. Seller shall be responsible for any finders or brokers engaged by Seller, in connection with the transactions described herein.

         3.28 Authority; Binding Effect. Seller has the full corporate right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, to consummate the transactions contemplated hereby, and to take all actions necessary to approve the actions of Seller taken in connection with this Agreement. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Seller, have been duly authorized by all necessary action on the part of such parties. This Agreement and all other agreements and documents executed in connection herewith by Seller, upon due execution and delivery thereof, shall constitute the valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

               ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller, which representations and warranties shall be true and correct on the date hereof, and on Closing, as follows:

         4.1 Authority. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer has been duly authorized by all necessary action on the part of Buyer. No other action on the part of Buyer or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof shall constitute valid binding obligations of Buyer, enforceable in accordance with their respective terms.

         4.2 Absence of Default. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of ) any debt, indenture, obligation or liability under: (a) any contract, lease, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Buyer is a party or by which Buyer is bound; (b) any judgment, decree, order, regulation or rule of any court or regulatory authority, or (c) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Buyer is subject.

         4.3 Finders and Brokers. Buyer shall be fully responsible for any finders or brokers engaged by Buyer in connection with the transactions described herein.

         4.4 Investment Representations. Buyer understands that the Stock has not been registered under the federal Securities Act of 1933, as amended (the "ACT") or under the securities laws of any jurisdiction, and that the Stock is being sold under a claim of exemption from registration under the Act. Buyer further understands that this transaction has not been reviewed by, passed on, or submitted to the United States Securities and Exchange Commission or any state agency. Buyer is aware that the Stock must be held indefinitely unless it is subsequently registered or an exemption from such registration is available and that the Company is under no obligation to register the Stock under the Act, any state securities law, or any other applicable securities legislation. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks in the acquisition of the Stock. The Stock is being acquired by Buyer solely for Buyer's own account for investment, with no present intention of making or participating in a distribution thereof within the meaning of the Act.

                         ARTICLE V. COVENANTS OF PARTIES

         5.1 Preservation of Company's Business and Assets. From the date hereof until the Closing, Seller shall use its best efforts to do or cause to be done all such acts and things as may be reasonably necessary to preserve, protect and maintain intact the Assets and the business and operation of the Hospital as a going concern consistent with prior practice and to preserve, protect and maintain for Buyer and Company the good will of the Hospital's medical staff, suppliers, employees, clientele, patients, tenants and others having business relations with Company. Seller shall use their best efforts to obtain all documents called for by this Agreement. From and after the date of this Agreement until Closing, Seller shall cause the Company to maintain and keep the Assets in good order and repair. Buyer and Seller shall use best efforts to facilitate the consummation of the transactions contemplated by this Agreement.

         5.2 Absence of Material Change. From the date hereof until the Closing, Seller shall cause the Company to make no material adverse change in the business and operation of the Hospital and in the utilization of the Assets and shall not enter jointly or separately into any other significant contract or commitment or any other transaction with respect thereto without the prior written consent of Buyer, which shall not be unreasonably withheld.

         5.3      Access to Books and Records.

                  (1) From the date hereof until the Closing, Seller shall cause the Company to give to Buyer and to Buyer's counsel, accountants, and other representatives, reasonable access during normal business hours (and at a time or times that will not disrupt the delivery of care to patients) to all of Company's offices, properties, books, contracts, commitments, records and affairs relating to the Stock and Assets, other than the Excluded Assets, so that Buyer may inspect and audit them and shall furnish to Buyer a copy of all documents and information concerning the properties and affairs of the Stock and the Assets as Buyer may reasonably request. If any such books, records and materials are in the custody of third parties, Seller shall cause the Company to direct such third parties to promptly provide them to Buyer. Copies of documents furnished to Buyer will be returned by Buyer upon request if the transaction is not consummated. Seller shall cause the Company to provide Buyer promptly with interim financial statements of Company and any other management reports as and when they are available. Additionally, from the date hereof until Closing, Seller shall cause the Company to grant Buyer full access to Company's personnel and computers as is reasonably necessary to assist Buyer.

                  (2) Following the Closing, Buyer shall cause the Company to permit Seller's representatives (including, without limitation, their counsel, accountants and auditors), during normal business hours and upon appropriate advance notice, to (i) have reasonable access to, and examine and make copies of all books and records of the Hospital, including all medical records and medical charts of any patient admitted to the

Hospital, to the maximum extent permitted by law and (ii) have reasonable access without cost to the Hospital's employees and their successors, relating to transactions or events occurring prior to the Closing and Seller's obligations under this Agreement, as long as such requests do not unreasonably interfere with the operation of the Hospital. For a period of seven (7) years after the Closing, Buyer agrees that, prior to the destruction or disposition of any such books or records, Buyer shall provide not less than forty-five (45) days', nor more than ninety (90) days' prior written notice to Seller of such proposed destruction or disposal. If Seller desires to obtain any of such documents, may do so by notifying Buyer in writing prior to the date scheduled for such destruction or disposal. In such event, Buyer shall cause the Company to not destroy such documents and the parties shall then promptly arrange for the delivery of such documents to Seller, their successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by Seller.

                  (3) Following the Closing, Seller shall permit Buyer and its representatives (including, without limitation, their counsel, accountants and auditors), during normal business hours, to have access to, and examine and make copies of, all books and records relating to the Company, which books and records are retained by Seller if any, and which relate to transactions or events contemplated by this Agreement occurring prior to the Closing, to the maximum extent permitted by law. For a period of seven (7) years after the Closing, Seller agrees that, prior to the destruction or disposition of any such books or records, Seller shall provide not less than forty-five (45) days', nor more than ninety (90) days' prior written notice to Buyer of such proposed destruction or disposal. If Buyer desires to obtain any such documents, it may do so by notifying Seller in writing prior to the date scheduled for such destruction or disposal. In such event, Seller shall not destroy such documents and the parties shall then promptly arrange for the delivery of such documents to Buyer, its successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by Buyer.

                  (4) Seller shall use reasonable best efforts to cause Company's accounting firm to consent to the inclusion of the Financial Statements in any registration statements, private placement memoranda, and periodic reports, if any, necessary or appropriate in order to enable Buyer or its affiliates to comply with any applicable registration or reporting requirements of federal or state securities laws.

         5.4      [Deleted]

         5.5 Risk of Loss. In the event there is any damage to or loss of any of the Assets (whether by fire, theft, vandalism or other cause or casualty), between the date hereof and the Closing, the Purchase Price shall be reduced by the amount necessary to repair the damage; provided, however, in the event of a casualty which is reasonably anticipated to be in excess of One Million Dollars ($1,000,000.00), Buyer or Seller may elect to terminate this Agreement by providing written notice to the other party within thirty (30) days of the occurrence of said casualty. If neither party terminates this Agreement, the parties shall negotiate a mutually acceptable reduction to the Purchase Price.

         5.6 Condemnation. From the date hereof until the Closing, in the event that any portion of the Assets becomes subject to or is threatened with any condemnation or eminent domain proceedings which in Buyer's reasonable business judgment materially adversely affects the Assets, then Buyer or Seller may elect to terminate this Agreement in its entirety by providing written notice to the other party. If neither party terminates this Agreement, they shall close with respect to the Assets less that part which is condemned or threatened to be condemned with a mutually acceptable reduction in the Purchase Price to be negotiated by Buyer and Seller.

         5.7 Good Faith. All parties shall act in good faith and use their reasonable best efforts to satisfy all conditions to their respective obligations to close.

         5.8 Preserve Accuracy of Representations and Warranties. Seller shall refrain from and shall cause the Company to refrain from taking any action which would render any representations and warranties contained in Article III hereof inaccurate as of Closing. Seller shall promptly notify Buyer of any lawsuits, claims, administrative actions or other proceedings asserted or commenced against Seller, Company, their respective directors, officers, shareholders or affiliates, or involving or affecting in any way the Assets or the business and operation of the Assets. Seller shall promptly notify Buyer of any facts or circumstances which come to their attention and which cause, or through the passage of time may cause, any of Seller's representations and warranties to be untrue or misleading at any time from the date hereof to Closing.

         5.9 Maintain Books and Accounting Practices. From the date hereof until the Closing, Seller shall cause the Company to maintain the Company's books of account in the usual, regular and ordinary manner in accordance with generally accepted accounting principles consistently applied and on a basis consistent with prior years and shall make no change in its accounting methods or practices.

         5.10 Indebtedness; Liens. From the date hereof until the Closing, Seller shall not and shall cause the Company to not create, incur, assume, guarantee or otherwise become liable with respect to any indebtedness for borrowed money, nor make any loan or advance to, or any investment in, any person or entity, nor create any Lien in any of the Assets or the Stock, without Buyer's prior written approval which will not be unreasonably withheld. Until Closing, Seller shall cause the Company to make all payments required with respect to its long-term debt and fully and timely comply with and satisfy all its obligations with respect thereto.

         5.11 Compliance with Laws and Regulatory Consents. From the date hereof until the Closing, Seller shall cause the Company to comply with all applicable statutes, laws ordinances and regulations; keep, hold and maintain all certificates, accreditations, licenses, and other permits necessary for the business and operation of the Hospital; and shall use best efforts to consummate the transactions contemplated by this Agreement and the agreements and documents to be executed in connection with this Agreement as soon as is practicable.

         5.12 No Merger or Consolidation. From the date hereof until the Closing, Seller shall not cause or permit the Company to merge or consolidate with any other entity; nor solicit any inquiries, proposals or offers relating to the Stock or disposition of the Assets; and shall promptly notify Buyer orally, and confirm in writing, of all relevant details relating to inquiries, proposals or offers which they may receive relating to any of the matters referred to in this Section.

         5.13 Maintain Insurance Coverage. From the date hereof until the Closing, Seller shall cause the Company to maintain and cause to be maintained in full force and effect, without change of coverage or insurance carrier unless approved of in writing by Buyer (which approval shall not be unreasonably withheld), the existing insurance on the Assets and the operations of the Hospital and shall provide, upon request by Buyer, evidence satisfactory to Buyer that such insurance continues to be in effect and that all premiums due have been paid.

         Prior to Closing, Seller shall cause the Company to obtain, at Seller's expense, "tail" insurance coverage, converting its existing malpractice insurance to an "occurrence" basis policy from Company's current carrier with professional and general liability coverages in amounts equal to or greater than One Million Dollars ($1,000,000.00) per occurrence with a Ten Million Dollars ($10,000,000.00) umbrella. Buyer shall be named as an additional insured on all insurance policies acquired or maintained by Company pursuant to this Section
5.13 and Seller will provide Buyer reasonable evidence thereof.

         From and after the Closing for a period of five (5) years, Buyer shall cause the Company to maintain at the expense of Company, professional and general liability coverage with One Million Dollars ($1,000,000.00) primary limits and Ten Million Dollars ($10,000,000.00) umbrella, specific and aggregate.

         5.14 Medicare, Medicaid and Blue Cross Reporting. From the date hereof until Closing, Seller shall cause the Company to timely file or cause to be filed all cost reports and other reports of every kind, nature or description, required by law or by written or oral contract to be filed with respect to the purchase of services by third party payors, including, but not limited to, Medicare, Medicaid, and Blue Cross prior to Closing.

         5.15 CDU Payments. The Company and its predecessor previously billed Medicare for services provided to patients of its Chemical Dependency Unit under its Medicare cost report (all such services billed prior to Closing on a cost report basis are herein, the "CDU SERVICES"). The Company should have billed on a DRG basis and notified Medicare of this. The Company has been attempting to resolve this issue with Medicare and has been advised to rebill Medicare for the CDU Services on a DRG basis.

         Seller shall indemnify the Company for any sums the Company repays after Closing with respect to the CDU Services; provided that any amounts received from rebilling for these CDU Services on a DRG basis shall be credited against Seller's obligation hereunder, or, at Seller's election, paid to Seller. Buyer shall provide Seller monthly with evidence of amounts received by the Company with respect to the CDU Services and amounts due from the Company to Medicare with respect to the CDU Services. In any month where the amounts due to Medicare exceed the amounts received by the Company, Seller will pay the Company the difference before the later of (i) the fifth (5th) day of the following month or (ii) five (5) business days after Seller's receipt of the documentation evidencing these amounts. In any month where the amounts paid by Medicare with respect to CDU Services exceed amounts due to Medicare with respect to the CDU Services, Buyer shall cause the Company to, and the Company shall, pay to Seller such excess on or before the fifth
(5th) day of the following month.

         5.16     [Deleted]

         5.17 Performance. Seller and Buyer shall take appropriate steps to satisfy their respective obligations, and the conditions to Closing, including, if any, the obtaining of necessary contracts and application for necessary licenses and permits.

         5.18 Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters after the Closing:

                  (1) Tax Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed on or before the date such returns are due (taking into account any extensions of time granted in connection with such filing) all tax returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. At least twenty (20) business days prior to the due date of each such return, Seller shall deliver a copy of each such return to Buyer.

                  (2) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed on or before the date such returns are due (taking into account any extensions of time granted in connection with such filing) all tax returns for the Company for all tax periods that begin before the Closing Date and end after the Closing Date.

                  (3) Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section 5.18.

                  (4) Closing Date. Notwithstanding anything contained in this Agreement to the contrary, Company shall not (and Buyer shall not cause Company to) take any action on or after the Closing Date that will cause Seller to be liable for any taxes.

                  (5) Amended Returns. For tax years commencing before or after Closing Date, Buyer shall neither amend or cause the Company to amend any Company tax returns for such tax years nor take positions in tax returns for such tax years if such amended return or position taken by the Company would have an adverse effect on any tax liability of Seller or Company without Seller's advance written consent.

                  (6) Controversies. After the Closing Date, Buyer and Seller each shall promptly notify the other party in writing of the commencement of any tax audit or administrative or judicial proceeding affecting the taxes of the Company relating to taxable years commencing before the Closing Date. Such notice shall include copies of any document received from any taxing authority. If either Buyer or Seller fails to give the other party prompt notice of an asserted tax liability as required by this Section, then (a) if the indemnifying party is precluded by such failure from contesting any asserted tax liability in the appropriate administrative or judicial forums, then such indemnifying party shall not have any obligation to indemnify the other party for any loss or damage arising out of such asserted tax liability, and (b) if the indemnifying party is not so precluded from contesting such asserted tax liability but such failure results in a detriment to the indemnifying party, then any amount which the indemnifying party would otherwise be required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.

                  Seller may participate, through counsel of its own choosing and at its own expense, in any audit, or administrative or judicial proceeding involving any asserted tax liability with respect to which indemnity may be sought herein against Seller (any such audit or proceeding relating to an asserted tax liability is referred to herein collectively as a "CONTEST"). Seller may elect to participate in the portion of the Contest with respect to which indemnity may be sought. If Seller so elects to participate in the Contest of an asserted tax liability, Seller shall notify Buyer of its intent to do so, and Buyer and Seller shall cooperate in good faith and Buyer shall cause the Company or its successor to cooperate in good faith in each phase of such Contest. The portion of the Contest with respect to which indemnity may be sought shall not be settled without the consent of Seller. If Seller elects in writing not to participate in the Contest, or contests its obligation to indemnify hereunder, Buyer or the Company may pay, compromise or contest such asserted tax liability. However, in such case, neither Buyer nor the Company (including any designated representative of either) may settle or compromise any asserted tax liability in a manner that would create an indemnification obligation unless such settlement or compromise would be reasonable in the case of a person that owned the Company both before and after the Closing Date.

                  (7) Records. Buyer will maintain and preserve all tax records and supporting documents of the Company necessary for Seller to establish the positions taken by the Company on any tax return for any taxable period prior to and including the Closing Date. Buyer will provide Seller reasonable access to such records as necessary for Seller to establish any such position in a Contest. Buyer waives its right to indemnification to the extent its failure either to adequately maintain and preserve the Company's books and records or to provide Seller reasonable access to such books and records prejudices Seller's ability to defend any Contest.

                  (8) Allocation of Federal Income Tax Liabilities Among Short Tax Years. The parties acknowledge that, after the Closing Date, the Company will cease to be a member of an affiliated group for which a consolidated tax income tax return will be filed. Under Treas. Reg. ss.1.1502-76(b)(1), the Company's taxable year will end at the close of business on the Closing Date ("CONSOLIDATED RETURN SHORT YEAR") and a new taxable year will begin on the day after the Closing Date ("SEPARATE RETURN SHORT YEAR"). The allocation of the items to be included on the federal income tax return related to the Consolidated Return Short Year or the federal income tax return related to the Separate Return Short Year shall be made pursuant to Treas. Reg. ss.1.1502-76(b)(2)(i). The Company does not intend to elect to make a ratable allocation of tax items between the Separate Return Short Year and the Consolidated Return Short Year under Treas. Reg.
ss.1.1502-76(b)(2)(ii).

                  (9) Allocation of Tax Liability for Straddle Period. For purposes of this Agreement, in the case of taxes of any nature that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, an allocation of such taxes between said pre Closing Date period and said post Closing Date period shall be made pursuant to this Subsection (9). If such taxes are (i) either (x) based upon or related to income or receipts or (y) imposed in connection with any sale, other transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), then the portion of such taxes allocable to the pre Closing Date period shall be deemed equal to the amount that would have been payable if the taxable year ended on the Closing Date, and (ii) if such taxes are imposed on a periodic basis with respect to the assets of the Company or otherwise measured by the level of any item, then the portion of such taxes allocable to the pre Closing Date period shall be deemed to be the amount of such taxes for the entire period (or, in the case of such taxes determined on an arrears basis, the amount of such taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of such period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of clause (i) above, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the period beginning before the Closing Date and, pursuant to clause (i) treated as ending on the Closing Date, based on the pro rata portion of such item determined by multiplying the total amount of such item times a fraction, the numerator of which is the number of calendar days in the period up to and including the Closing Date and the denominator of which is the total number of calendar days in the entire period.

                  (10) Refunds. Seller shall be entitled to all refunds of any taxes of the Company attributable to periods ending on or prior to the Closing Date and the Company shall cooperate with Seller in filing any claims for refunds.

                  (11) IRC Section 338(h)(10) Election. Following the Closing Date, and not later than the fifteenth day of the ninth month beginning after the month that includes the Closing Date, Buyer shall, and shall cause the Company to, cooperate with Seller in the preparation and filing of a joint election under ss. 338(h)(10) of the Internal Revenue Code of 1986, as amended, with respect to the sale of the Stock hereunder. Buyer shall, and shall cause the Company to, take all such action as Seller may require in order to give effect to said election for federal, state and local tax purposes to the greatest extent permitted by law.

         5.19 COBRA Coverage. Following Closing, the Company shall continue to administer COBRA coverage for those employees who have become eligible for COBRA coverage prior to Closing through the Company's arrangement with Blue Cross/Blue Shield.

                               ARTICLE VI. DELETED

                              ARTICLE VII. CLOSING

         7.1 Closing. If all of the conditions set forth in Articles VIII and IX hereof are satisfied, the closing of the transaction described herein (the "CLOSING") shall occur on August 31, 1999 at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee, and transfer of the Stock shall be deemed to be effective as of 12:01 a.m. local time on September 1, 1999 (said date sometimes being referred to as the "CLOSING DATE"). If all of the conditions to Closing set forth in Articles VIII and IX hereof are not satisfied by August 31, the Closing shall occur at such time as all approvals and other conditions to Closing set forth in Articles VIII and IX hereof are satisfied or at such other time as the parties may mutually agree. On the day of the effectiveness of Closing, Seller shall receive immediately available funds in the amount of the cash portion of Purchase Price.

         7.2 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the parties hereunder may be terminated on or prior to Closing as follows:

                  (a) By Seller (i) in the event the transactions contemplated by this Agreement have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Buyer, Company or Seller; or (ii) in the event Buyer breaches or violates any material provision of this Agreement or fails to perform any material covenant or agreement to be performed by Buyer under the terms of this Agreement, and Seller has provided written notice thereof to Buyer giving reasonable specificity and Buyer has not cured same within a reasonable period of time and such breach is not waived by Seller in writing.

                  (b) By Buyer (i) in the event the transactions contemplated by this Agreement have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving Buyer, Company or Seller; (ii) pursuant to
Section 5.5 or 5.6; or (iii) in the event

Seller breaches or violates any material provision of this Agreement or fails to perform any material covenant or agreement to be performed by Seller under the terms of this Agreement and Buyer has provided written notice thereof to Seller giving reasonable specificity and Seller has not cured same within a reasonable period of time and such breach is not waived by Buyer in writing.

                  (c) By Buyer or Seller if the Closing hereunder shall not have taken place by September 3, 1999, or, by such later date as shall be agreed upon by the parties in writing, provided that a party shall not have the right to terminate under this Section 7.2(c) if the conditions precedent to such party's obligation to close have been fully satisfied and such party has failed or refused to close after being requested in writing to close by the other party.

                   ARTICLE VIII. SELLER'S CONDITIONS TO CLOSE

         The obligations of Seller under Section X of this Agreement are subject to the satisfaction on or prior to Closing, of the following conditions (which may be waived specifically in writing by Seller in whole or in part):

         8.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Buyer contained in this Agreement (including the Exhibits hereto) or in any certificate or document delivered pursuant hereto, shall be deemed to have been made again at the Closing and shall then be true in all respects; and Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

         8.2 Regulatory Approvals. Buyer shall have obtained, or have reasonable assurance that it will obtain (at its own cost), all consents, licenses, permits, and determinations from the Tennessee Department of Health, if any, required for Buyer to acquire the Stock and continue the operations of the Hospital.

         8.3 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transaction herein contemplated, and no governmental agency, body or other entity shall have taken any other action or made any request of Company, Seller, or Buyer as a result of which Seller reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law.

         8.4 Compliance with Article XI. Buyer shall have made to Seller the deliveries required by Article XI hereof.

         8.5 Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of

(a) making the transactions contemplated by this Agreement illegal, (b) otherwise preventing consummation of such transactions, or (c) imposing material limitations on the ability of Buyer effectively to acquire and hold the Stock, or, in any case, to exercise rights of ownership pursuant thereto.

         8.6 Consent of Lender. Seller shall have obtained the consent of its primary lender group, including said lenders' agreement with respect to the release of its lien on the Receivables upon the payment of the 60 Day Note and the remainder of the Assets upon the payment of the 1 Year Note.

         8.7 Completion of Exhibits. All exhibits to this Agreement will be completed to the mutual satisfaction of the parties.

                     ARTICLE IX. BUYER'S CONDITIONS TO CLOSE

         The obligations of Buyer under Article XI of this Agreement are subject to the satisfaction, on or prior to Closing, of the following conditions (which may be waived in writing by Buyer in whole or in part):

         9.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Seller contained in this Agreement (including the Exhibits hereto) or in any certificate or document delivered to Buyer pursuant hereto, shall be deemed to have been made again at the Closing and shall then be true in all respects; and Seller shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

         9.2 No Loss, Damage or Destruction. In the event there is any damage to or loss of any of the Assets (whether by fire, theft, vandalism or other cause or casualty), the terms of Sections 5.5 and 5.6 hereof shall have been complied with.

         9.3 Regulatory Approvals. Buyer shall have obtained, if necessary, or have reasonable assurance of obtaining (at its own cost) (a) certification for participation in the Medicaid programs of the State of Tennessee, and (b) certification from the appropriate agency of the federal government for participation in the Medicare program.

         9.4 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transaction herein contemplated, and no governmental agency, body or other entity shall have taken any other action or made any request of Company, Seller or Buyer as a result of which Buyer reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law.

         9.5 Compliance with Article X. Seller shall have made to Buyer the deliveries required by Article X hereof within the time periods required thereunder.

         9.6 Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of (a) making the transactions contemplated by this Agreement illegal, (b) otherwise preventing consummation of such transactions, or (c) imposing material limitations on the ability of Buyer effectively to acquire and hold the Stock or Assets, or, in any case, to exercise rights of ownership pursuant thereto.

         9.7 Tail Insurance. Seller shall deliver to Buyer evidence of tail insurance coverage required by Section 5.13 hereof.

         9.8 Consent of Lender. Seller shall have obtained the consent of its primary lender group, including said lenders' agreement with respect to the release of its lien on the Receivables upon the payment of the 60 Day Note and the remainder of the Assets upon the payment of the 1 Year Note.

         9.9 Employees. At or prior to Closing, Seller shall have transferred all Hospital senior managers, with the exception of the Hospital's Administrator, to the Company's payroll.

         9.10 Completion of Exhibits. All exhibits to this Agreement will be completed to the mutual satisfaction of the parties.

                   ARTICLE X. OBLIGATIONS OF SELLER AT CLOSING

         At Closing, Seller shall deliver or cause to be delivered to Buyer, the following in a form and substance reasonably satisfactory to Buyer:

         10.1 Documents Relating to Stock. Seller shall execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to
Buyer:

                  (1) Stock certificates, registered in the name of Seller, duly endorsed by Seller or with stock powers attached, representing all of the Stock, or, in lieu thereof, new stock certificates representing the Stock, in Buyer's name, along with evidence of the cancellation of the certificates previously representing the Stock.

                  (2) The resignation of each member of the Board of Directors and each officer of Company effective as of the Closing.

         10.2 Opinion of Counsel. Seller shall deliver to Buyer the favorable opinion of counsel for Seller and Company, dated as of Closing, in form and substance reasonably acceptable to Buyer.

         10.3 Corporate Good Standing and Corporate Resolution. Seller shall deliver to Buyer a certificate of existence with respect to the Company from the Secretary of State and from each jurisdiction in which Company is qualified to do business, dated the most recent practical date prior to Closing, together with a certified copy of the Bylaws and Charter of the Company, and a certified copy of the resolutions of the Board of Directors of Seller, authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith by them.

         10.4 Closing Certificate. Seller shall deliver to Buyer certificates of an officer of Seller, dated as of Closing, certifying that (a) each covenant and obligation of Seller has been complied with, and (b) each representation and warranty of Seller is true and correct on the Closing as if made on and as of the Closing.

         10.5     Taxes and Other Payments. Seller shall deliver to Buyer:

                  (1) Receipt or other evidence from the Revenue Department of the State of Tennessee showing that all liability for sales and use taxes and employment taxes due from Company have been paid.

                  (2) Receipt or other evidence from the Tennessee Department of Unemployment Security evidencing that all contributions under Tennessee unemployment compensation law due from Company have been paid.

         10.6 Tail Insurance. Seller shall deliver evidence of tail insurance coverage as required by Section 5.13 hereof.

         10.7 Additionally Requested Documents; Post Closing Assistance. At the reasonable request of Buyer at Closing and at any time or from time to time thereafter, Seller shall cooperate with Buyer to put Buyer in actual possession and operating control of the Hospital, execute and deliver such further instruments of sale, conveyance, transfer and assignment, as Buyer may reasonably request in order to effectively sell, convey, transfer and assign the same to Buyer.

                   ARTICLE XI. OBLIGATIONS OF BUYER AT CLOSING

         At Closing, Buyer shall deliver or cause to be delivered to Seller the following in a form and substance reasonably satisfactory to Seller:

         11.1 Purchase Price; Security Instruments. Buyer shall deliver the cash portion of the Purchase Price to Seller in immediately available funds. Buyer shall also execute and deliver to Seller the 60 Day Note, the 1 Year Note, and the security instruments referred to in Section 2.2 above, together with such other financing statements and other instruments as Seller may reasonably request with respect to the security interests described in Section 2.2.

         11.2     [Deleted]

         11.3 Opinion of Buyer's Counsel. Buyer shall deliver to Seller a favorable opinion of counsel for Buyer, dated as of Closing, in form and substance reasonably acceptable to Seller.

         11.4 Closing Certificate. Buyer shall deliver to Seller a certificate, dated as of Closing, certifying that (a) each covenant and obligation of Buyer has been complied with and (b) each representation and warranty of Buyer is true and correct on the Closing as if made on and as of the Closing.

             ARTICLE XII. SURVIVAL OF PROVISIONS AND INDEMNIFICATION

         12.1 Survival. The covenants, obligations, representations and warranties contained in this Agreement or any certificate or document delivered pursuant hereto shall survive the date of Closing for a period of two (2) years after Closing, and shall not be merged into any deeds or other document delivered in connection with the Closing; provided that claims relating to the following matters (collectively, the "ABSOLUTE COVENANTS") shall survive until sixty (60) days after the applicable statute of limitations relating to the underlying claim: claims arising from the Excluded Liabilities, claims arising from a failure to comply with ERISA and other claims arising from employee benefit matters, claims by third parties whether founded on negligence, malpractice or other forms of alleged liability for acts, omissions or events, adjustments under any Medicare cost reports, claims for breach based on the first sentence of Section 3.28, and claims arising from the failure of the Company to pay or perform the Continuing Liabilities.

         12.2     Indemnification by Seller. Subject to the provisions of
Section 12.4 and Section 12.5, Seller shall promptly indemnify, defend and hold harmless (and upon demand shall reimburse) Buyer, Company and the directors, officers, stockholders, employees and agents of Buyer and, after Closing, the directors, officers, stockholders, employees and agents of the Company (and with respect to the ERISA matters, Buyer and all affiliated corporations within a controlled group relationship with Buyer (as determined under Section 414 of the Internal Revenue Code), and their employees) against any and all claims, actions, demands, suits, proceedings, assessments, judgments, losses, costs, and expenses (including reasonable costs of investigation, court costs, legal fees and expenses incident to any of the foregoing or incurred in attempting to avoid the same or oppose the imposition thereof) and other damages resulting from any of the following (i) any inaccuracy in or any breach by Seller of any of its covenants, obligations, representations or warranties contained in this Agreement or any certificate or document of Seller delivered pursuant to this Agreement, (ii) the ownership, licensing, operation, action, inaction or conduct of Company, Hospital, or any of the Assets or any of Company's employees, agents or independent contractors, relating to all periods of time prior to Closing, except the Continuing Liabilities, (iii) the Excluded Liabilities, and (iv) any other liabilities of Company not expressly retained by Company hereunder. The maximum aggregate liability of all indemnitors for indemnification under this
Section 12.2 shall not exceed the Cap as defined in Section 12.5.

         12.3 Indemnification by Company and Buyer. Subject to the provisions of Section 12.4, Company and Buyer shall promptly indemnify, defend, and hold harmless (and upon demand shall reimburse) Seller, its directors, officers, stockholders, employees and agents against any and all claims, actions, demands, suits, proceedings, assessments, judgments, losses, costs, and expenses (including reasonable costs of investigation, court costs, legal fees and expenses incident to any of the foregoing or incurred in attempting to avoid the same or oppose the imposition thereof) and other damages resulting from any of the following: (i) any inaccuracy in or any breach by Buyer of any of its covenants, obligations, representations or warranties contained in this Agreement or any certificate or document of Buyer delivered pursuant to this Agreement, and (ii) any claim which is brought or asserted by any third party(ies) against Seller for failure to pay or perform any of the Continuing Liabilities. The Company further shall indemnify, defend and hold harmless (and upon demand shall reimburse) Seller, its directors, officers, stockholders, employees and agents against any and all claims, actions, demands, suits, proceedings, assessments, judgments, losses, costs and expenses (including reasonable attorneys' fees and court cost) resulting from the ownership, licensing, operation, action, inaction or conduct of the Company or the Hospital relating to periods of time after the Closing, but excluding any Excluded Liabilities.

         12.4     Procedure for Indemnification.

                  (1) Notice. Promptly after receipt of written or actual notice of any action or claim (the "CLAIM") as to which it asserts a right to indemnification, the party seeking indemnification hereunder (the "INDEMNITEE") shall give written notice thereof (the "NOTICE") to the person from whom indemnification is sought (the "INDEMNITOR"), provided that the failure of the Indemnitee to give the Indemnitor prompt notice shall not relieve the Indemnitor of any of its obligations hereunder, but may create a cause of action for breach for damages directly attributable to such delay.

                  (2)      Third Party Claims.

                           (a) If any claim for indemnification by Indemnitee arises out of a Claim by a person other than Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice to the Indemnitee within fifteen (15) days after receipt of the notice. Indemnitor shall thereupon undertake all steps or proceedings to defeat or compromise any such Claim, including retaining counsel reasonably satisfactory to the Indemnitee. Except as otherwise provided herein, all costs, fees and expenses with respect to any such Claim shall be borne by Indemnitor. If the Indemnitor assumes the defense of a Claim, it shall not settle such Claim unless such settlement includes an unconditional release by the claimant of the Indemnitee, reasonably satisfactory to the Indemnitee and except that Indemnitor shall not, without the prior written consent of Indemnitee, directly or indirectly require Indemnitee to take or refrain from taking any action, or make any public statement, or consent to any settlement, which it reasonably considers to be against its interest. Indemnitee shall have the right to participate at its own expense, in such proceedings, but control of such proceedings shall remain exclusively with Indemnitor.

                           (b) If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Claim within the prescribed period of time, then the Indemnitee may assume such defense in such manner as it may deem appropriate, and the Indemnitor shall be bound by any determinations made or any settlements thereof effected by the Indemnitee. The Indemnitor shall be permitted, at its own expense, to join in such defense and to employ its own counsel but control of such proceedings shall remain exclusively with Indemnitee.

                           (c) Indemnitor and Indemnitee agree to make available to each other, their counsel and other representatives, all information and documents reasonably available to them reasonably requested by the other which relate to any such Claim, and to render to each other such reasonable assistance as may be reasonably requested in order to insure the proper and adequate defense of such Claim, but any costs or expenses related thereto shall be borne by Indemnitor; and provided that any failure (after written notice with specificity and an opportunity to cure) shall not relieve the Indemnitor of any of its obligations hereunder but may create a cause of action for breach for damages directly attributable to such failure.

                  (3) Other Claims. In the event of any Claim other than those provided for in subsection (2) hereof, Indemnitee shall be entitled to indemnification hereunder as provided herein.

                  (4) Payment of Claims. Amounts payable by the Indemnitor to the Indemnitee under this Section 12.4 shall be payable by the Indemnitor as incurred by the Indemnitee. In the event, Indemnitor fails to pay, timely and fully, any such amounts, Indemnitee may pay such amount. In such event, Indemnitee may recover from the Indemnitor, in addition to the amount so paid, plus (i) interest on the amount claimed at the Rate, and (ii) reasonable attorneys' fees in connection with the enforcement of payment under this Section
12.4. Notwithstanding any other provision herein, in the event Seller is determined to have an indemnification obligation to Buyer or the Company hereunder and amounts are still owed to Seller under the 60 Day Note and/or the 1 Year Note, Seller may, at Seller's election, reduce the amount owed under one or both of said notes by the amount of said indemnification obligation until said notes are satisfied in full.

                  (5) Claims by a Straddle Patient. Any claim by a patient relating to professional negligence or similar matters involving a patient of the Hospital served both prior to Closing and subsequent to Closing will be the responsibility of either Buyer or Seller in accordance with the following guidelines: (i) if it is a claim in which clearly the incident giving rise to liability arose prior to Closing, Seller shall respond to the loss and defense expenses; (ii) if it is a claim in which clearly the incident giving rise to liability arose subsequent to Closing, Buyer shall respond to the loss and defense expenses; and (iii) in the event that the incident giving rise to liability as to time is not clear, Seller on the one hand and Buyer on the other, will jointly defend the case and each will fully cooperate with the other in such defense. Once the case is closed, if Buyer and Seller cannot agree to the allocation of both indemnity and expenses, then the matter shall be submitted to binding arbitration in accordance with the rules and procedures of the American Arbitration Association.

         12.5 Limitations on Obligations. Notwithstanding anything else to the contrary, any liabilities and obligations under Sections 12.2 and 12.3 shall be limited as follows:

                  (1) Maximum liability. The maximum aggregate liability of Seller for indemnification under Sections 12.2 of this Agreement shall be equal to Two Million Dollars ($2,000,000.00) (the "CAP"); provided, however, that the following types of claims shall not be subject to the Cap: (i) claims based on the failure of Seller or the Company to pay any taxes owed with respect to any period prior to the Closing or (ii) any breach of Section 3.09(7) or 3.18. In addition, amounts actually paid by Buyer's or Seller's insurance coverage (and not ultimately paid by the Indemnitor) shall not count towards determining whether the Cap has been met or exceeded.

                  (2) Threshold. No party shall have any liability for any individual claim based on a breach of a representation or warranty contained in this Agreement if the Indemnitee's total damages with respect to such claim are Ten Thousand Dollars ($10,000.00) or less.

                       ARTICLE XIII. RESTRICTIVE COVENANTS

         13.1 Covenant Not to Compete. Seller hereby covenants and agrees with Buyer that during the "NONCOMPETE PERIOD" within the "NONCOMPETE AREA" it shall not directly or indirectly without prior written consent of Buyer, (a) acquire, lease, manage, consult for, finance or own any part of (as member, shareholder or partner) any health care facility which provides any services similar to the services provided by the Hospital, including general surgical, acute care, and diagnostic services, or (b) solicit for employment or employ any person who at Closing remained an employee of Company (other than the Hospital's CEO, CFO or DNO), or (c) disrupt or attempt to disrupt any past, present or reasonably foreseeable future relationship, contractual or otherwise between Buyer, on the one hand, and any physician, physician group, or other healthcare provider with whom Buyer contracts in connection with the Hospital, on the other hand. The "NONCOMPETE PERIOD" shall commence at the Closing and terminate on the second anniversary thereof. The "NONCOMPETE AREA" shall mean the area within a ten (10) mile radius of the Hospital. Ownership of less than five percent (5%) of the stock of a publicly held company shall not be deemed a breach of this covenant. In addition, the following events shall not be deemed a violation of this Section 13.1: (i) the merger of Seller with and/or into an entity that owns or operates, directly or indirectly, a hospital, medical center, health system or other related business within the Noncompete Area; or (ii) the acquisition by Seller of a hospital, medical center, or health system within the Noncompete Area as a part of a single transaction in which Seller acquires at least two (2) other hospitals, medical centers or health systems.

         13.2 Enforceability. In the event of a breach of Section 13.1 hereof, Seller recognizes that monetary damages shall be inadequate to compensate Company and Buyer and Company and Buyer shall be entitled, without the posting of a bond, to an injunction restraining such breach, with the costs including attorneys' fees of securing such injunction to be borne by Seller. Nothing herein contained shall be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach.

         All parties hereto hereby acknowledge the necessity of protection against the competition of Seller and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate for agreeing to the restrictions contained in Section
13.1 hereof. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

                           ARTICLE XIV. MISCELLANEOUS

         14.1 Assignment. No party may assign its rights or obligations under this Agreement without the express written consent of the other party. No assignment shall relieve the assignor of any liability or obligation hereunder.

         14.2 Other Expenses. Except as otherwise provided in this Agreement, each party shall pay all of their own expenses in connection with the negotiation, execution, and/or implementation of the transactions contemplated by this Agreement. Buyer shall pay the cost of any engineering fees, mechanical/electrical/structural and environmental reports. Seller shall be solely responsible for the payment of any fee to any finder, broker, or similar person engaged by Seller or Company in connection with the transactions contemplated by this Agreement. Buyer is solely responsible for the payment of any fee to any finder, broker or similar person engaged by Buyer in connection with the transactions contemplated by this Agreement. All applicable transfer fees, state and local taxes, or other fees and costs due to any governmental entity as a result of the transactions contemplated in this Agreement shall be borne by Seller.

         14.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) if delivered personally or sent by facsimile, on the date received, (b) if delivered by overnight courier, on the date due to be delivered by such courier, and (c) if mailed, five (5) days after mailing with postage prepaid. Any such notice shall be sent as follows:

         To Seller, or to the Company prior to Closing:

                  New American Healthcare Corporation
                  109 Westpark Drive, Suite 440
                  Brentwood Tennessee  37027
                  Attention: President
                  (615) 221-5009 (Fax)

                  with a copy to:

                  Harwell Howard Hyne Gabbert & Manner, P.C.
                  1800 First American Center
                  315 Deaderick Street
                  Nashville, Tennessee  37238
                  Attention: Michael Hill, Esq.
                  (615) 251-1059 (Fax)

         To Buyer, or to the Company after Closing:

                  Neil McLean
                  Craig Watson
                  c/o Delta Medical Center
                  3000 Getwell Road
                  Memphis, Tennessee
                  (901) 369-8503 (Fax)

                  with a copy to:

                  Kim A. Brown, Esq.
                  Sherrard & Roe, PLLC
                  424 Church Street, Suite 2000
                  Nashville, Tennessee  37219-2319
                  (615) 742-4539 (Fax)

         14.4 Controlling Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Tennessee, without giving effect to provisions thereof regarding conflicts of laws. Any action or claim relating to or arising out of this Agreement may be brought in any appropriate state or federal court in Davidson County, Tennessee, and each party hereto irrevocably consents to personal jurisdiction in any such court for such action or claim.

         14.5 Headings. Any table of contents and paragraph headings in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.

         14.6 Benefit. Subject to Section 14.1 hereof, this Agreement shall be binding upon and shall inure to the exclusive benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not confer any rights or remedies upon any person not a party hereto.

         14.7 Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

         14.8 Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy.

         14.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         14.10 Interpretation. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement including exhibits have undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions.

         14.11 Entire Agreement. This Agreement, including the exhibits, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations and agreements between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyer and Seller. Except as expressly provided herein, no waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the party against which it is sought to be enforced.

         14.12 Legal Fees and Costs. Except as otherwise provided herein, each party hereto shall pay its own expenses, including, without limitation, legal and accounting fees and expenses, incident to its negotiation and preparation of this Agreement and to its performance and compliance with the provisions contained herein. In the event that any part hereto elects to incur legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover legal expenses, including without limitation, attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

         14.13 "Knowledge". The phrase, "to Seller's knowledge" or "to the best of Seller's knowledge," or similar phrase shall mean the actual knowledge of those individuals listed on attached Exhibit 14.13.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    "BUYER":


                                    /s/ Neil G. McLean
                                    --------------------------------------
                                    NEIL G. McLEAN


                                    /s/ Craig B. Watson
                                    --------------------------------------
                                    CRAIG B. WATSON



                                    "SELLER":

                                    NEW AMERICAN HEALTHCARE
                                    CORPORATION


                                    By: /s/ Dana C. McClendon Jr.
                                       -----------------------------------
                                    Title: Senior Vice President
                                           -------------------------------



                                    "COMPANY":

                                    NAHC OF TENNESSEE, INC.


                                    By: /s/ Dana C. McClendon Jr.
                                        -----------------------------------
                                    Title: Vice President
                                           --------------------------------